Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc. 512.527.2921 investor@valence.com	The Blueshirt Group 415.828.8298 jeff@blueshirtgroup.com

Valence Technology Announces Strong Preliminary Results

Revenue Expected to be $12 million for the Second Fiscal Quarter 2011

AUSTIN, Texas, October 12, 2010 -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based global manufacturer of advanced energy storage solutions, today announced that it expects revenue of approximately $12 million for its fiscal 2011 second quarter ended September 30, 2010.  This would surpass the high end of the $8 million to $10 million revenue guidance range issued by the Company on August 4, 2010.

Executive Commentary
“Fiscal year 2011 is proving to be a dynamic growth year for Valence.  Our strategy to seek growth opportunities for our proprietary advanced energy storage solutions within the fleet sector is showing strong results. As evidenced by our recently announced multi-year contract with Wrightbus, Valence is becoming the battery provider of choice for leading fleet providers globally. In addition, we have targeted opportunities with existing and new customers and business continues to be very positive with increasing orders from existing customers such as Segway and Smith Electric Vehicles,” commented president and chief executive officer Robert L. Kanode.

“Our bookings are robust, our short term component supply issues have improved and our manufacturing output has been increased in response to customer demand. We are very pleased with our strong top line results for the second quarter and feel that Valence’s position within the market continues to strengthen,” summarized Kanode.

Quarterly Financial Results and Conference Call
No conference call will be held in conjunction with this news release.  However, on November 3, 2010, Valence will release its second quarter financial results after the market closes and Company management will conduct a conference call that day at 3:30 p.m. CT (4:30 p.m. ET) to discuss the results.

About Valence Technology, Inc.
Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding our expected revenue for the second quarter of fiscal 2011, fiscal 2011 being a dynamic growth year, strategy showing strong results, becoming the battery provider of choice for leading fleet providers and our market position continuing to strengthen. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern and/or achieve our corporate goals; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; our ability to meet the continued listing requirements of the NASDAQ Capital Market, particularly the $1 minimum bid price requirements; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to protect and enforce our current and future intellectual property; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; and our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; the outcome of any current or future litigation regarding intellectual property or other matters and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles or other applications that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements. You should note that the financial information in this press release is preliminary and subject to any adjustments that may be made in connection with the completion of our quarterly review procedures.  We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

Copyright Business Wire 2010

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